EXHIBIT 99.1

HEICO Corporation Reports Record Sales, Operating Income and Net Income for the Fourth Quarter and Full Year of Fiscal 2012; Targets Continued Growth in Fiscal 2013

4th Quarter and Fiscal 2012 Net Income Up 29% and 17% on Net Sales Increases of 16% and 17% and Operating Income Increases of 22% and 18%

HOLLYWOOD, Fla. and MIAMI, Dec. 18, 2012 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 29% to a record $23.8 million, or 45 cents per diluted share, for the fourth quarter of fiscal 2012, up from $18.5 million, or 35 cents per diluted share, for the fourth quarter of fiscal 2011. For the fiscal year ended October 31, 2012, net income increased 17% to a record $85.1 million, or $1.60 per diluted share, up from $72.8 million, or $1.37 per diluted share, for the fiscal year ended October 31, 2011.

Operating income increased 22% to a record $45.6 million in the fourth quarter of fiscal 2012, up from $37.4 million in the fourth quarter of fiscal 2011. For the fiscal year ended October 31, 2012, operating income increased 18% to a record $163.3 million, up from $138.4 million for the fiscal year ended October 31, 2011.  Consolidated operating margins improved to 18.8% and 18.2% for the fourth quarter and fiscal year ended October 31, 2012, respectively, up from 17.9% and 18.1% for the fourth quarter and fiscal year ended October 31, 2011, respectively.

Net sales increased 16% to a record $242.4 million in the fourth quarter of fiscal 2012, up from $208.9 million in the fourth quarter of fiscal 2011.  For the fiscal year ended October 31, 2012, net sales increased 17% to a record $897.3 million, up from $765.0 million for the fiscal year ended October 31, 2011.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's fourth quarter results stated, "Our fourth quarter and full year operating results exceeded our expectations with record consolidated net sales, operating income, net income and cash flows from operating activities.  The record quarterly results are primarily driven by record net sales and operating income within our Electronic Technologies Group and record net sales and continued strong operating income within our Flight Support Group.  Additionally, our fourth quarter results mark the eleventh consecutive quarter of consolidated net sales growth.

Cash flow from operating activities for the fiscal year ended October 31, 2012 totaled a record $138.6 million, representing 163% of net income and cash flow from operating activities in the fourth quarter of fiscal 2012 was $60.3 million, up from $125.5 million and $40.5 million for the fiscal year and fourth quarter ended October 31, 2011, respectively.

As a result of our continued strong cash flow, our net debt to shareholders' equity ratio was a low 15.3% as of October 31, 2012, with net debt (total debt less cash and cash equivalents) of $110.4 million principally incurred to fund the five acquisitions completed during fiscal 2012.

Based on our strong cash flows and the strength of our balance sheet, during 2012 we declared or paid a total of $2.32 in cash dividends on both our Class A Common Stock and Common Stock, including a $2.14 per share special and extraordinary cash dividend and a regular semi-annual $.06 per share cash dividend to be paid by December 31, 2012, as well two separate $.06 per share regular semi-annual cash dividends paid in January and July 2012.  Additionally, the Company effected a 5-for-4 stock split of its shares in April 2012.  The split and four cash dividends demonstrate our continued commitment to delivering value to HEICO shareholders and to superior long-term shareholder returns.

We also extended our revolving credit agreement by one year and now have no significant debt maturities until fiscal 2018.  Further, we maintain significant borrowing capacity under our revolving line of credit for acquisition opportunities.

As investors have come to know and expect, HEICO prefers to issue conservative December estimates which is based upon more certain knowledge and tries to avoid speculation.  If and when business events become clearer as the year progresses, we have typically, in past years, increased our estimates.  As an example, our net income estimate for fiscal 2012, issued in December 2011, projected growth of 10%-12%.  Final 2012 results were growth of 17%.  We hope that we will be able to do the same as fiscal 2013 progresses.

As we look ahead to fiscal 2013, the general overall uncertainty surrounding the domestic "fiscal cliff" and the euro zone recession may moderate growth in our principal markets.  We remain optimistic in our ability to execute a disciplined and flexible growth strategy while navigating these challenging macro environment circumstances.  While some commercial aviation industry participants have indicated the potential for an acceleration of growth in airline capacity and maintenance spending in 2013, to date we have not seen signs of a significant recovery in customer demand.  Accordingly, we are currently estimating growth in fiscal 2013 full year net sales and net income of approximately 5% to 7% over fiscal 2012 levels, with consolidated operating margins approximating 18%.  Seventy to eighty percent of this growth is expected to be organic.  These estimates include acquisitions completed to date, but exclude the impact of additional 2013 acquisitions, if any.  If our commercial aviation markets experience an accelerated recovery or if an effective resolution to the domestic "fiscal cliff" allows our customers to pursue more aggressive strategies, we would expect to improve on these sales and earnings growth targets.

Consistent with our long-term growth goals, management continues to target net income growth averaging 20% over the next one to three years including the effects of additional acquisitions.

Fiscal 2013 cash flow provided by operating activities is expected to remain strong and approximate $140 million.  Capital expenditures in fiscal 2013 are anticipated to approximate $18 - $20 million, and depreciation and amortization expense in fiscal 2013 is anticipated to approximate $35 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's fourth quarter and fiscal year results stating, "We are pleased to report another strong quarter for the Flight Support Group, with record net sales and continued strong operating income and operating margins.

Net sales of the Flight Support Group increased 4% to a record $149.7 million in the fourth quarter of fiscal 2012, up from $144.4 million in the fourth quarter of fiscal 2011.  The net sales increase is principally attributed to organic growth of approximately 2% and additional net sales of $2.7 million contributed from acquisitions.  The organic growth in the Flight Support Group primarily reflects increased market penetration from both new and existing product offerings for certain of our aerospace products and services resulting in an aggregate increase of $7.2 million in net sales from our aftermarket replacement parts and repair and overhaul services product lines, including organic growth of approximately 6%.  The increases to our net sales were partially offset by a $4.6 million decrease in net sales within our specialty product lines principally due to normalization in demand as compared to the fourth quarter of fiscal 2011.

Net sales of the Flight Support Group increased 6% to a record $570.3 million for the fiscal year ended October 31, 2012, up from $539.6 million for the fiscal year ended October 31, 2011.  The net sales increase for the fiscal year ended October 31, 2012 was primarily driven by organic growth of approximately 4%, as well as additional net sales of $9.1 million contributed from acquisitions.  The organic growth in the Flight Support Group for the fiscal year ended October 31, 2012 principally reflects increased market penetration from both new and existing product offerings for certain of our aerospace products and services resulting in an aggregate increase of $11.3 million in net sales from our aftermarket replacement parts and repair and overhaul services product lines, representing organic growth of approximately 3%.  Additionally, the organic growth in the Flight Support Group reflects an increase of $10.3 million in net sales within our specialty product lines primarily attributed to the sales of industrial products used in heavy-duty and off-road vehicles as a result of increased market penetration.  We are proud to have achieved organic growth in the Flight Support Group over the past two fiscal years that has now averaged approximately 13%.

Operating income of the Flight Support Group was $25.4 million in the fourth quarter of fiscal 2012 compared to $26.6 million in the fourth quarter of fiscal 2011.  The slight decrease in operating income is primarily attributed to the previously mentioned normalization of demand within our specialty product lines.  Operating income of the Flight Support Group increased 9% to a record $103.9 million for the fiscal year ended October 31, 2012, up from $95.0 million for the fiscal year ended October 31, 2011.  The increase in operating income for the fiscal year ended October 31, 2012 principally reflects the previously mentioned increased sales of higher margin products within our aftermarket replacement parts and repair and overhaul services product lines.

The Flight Support Group's operating margin was 17.0% in the fourth quarter of fiscal 2012 compared to 18.4% in the fourth quarter of fiscal 2011.  The decrease in operating margin principally reflects the dilutive impact of inventory purchase accounting adjustments for recent acquisitions and certain year-end valuation adjustments.  The Flight Support Group's operating margin improved to 18.2% for the fiscal year ended October 31, 2012, up from 17.6% for the fiscal year ended October 31, 2011 mostly resulting from increased sales volumes of certain higher margin products.

With respect to fiscal 2013, we currently estimate growth in full year net sales consistent with the aforementioned consolidated estimates and full year Flight Support Group operating margins that approximate those in fiscal 2012."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's fourth quarter results stating, "Our record quarterly highs in net sales and operating income are driven by owning profitable, well-managed businesses.  In the quarter, we were propelled by acquired businesses and continued organic growth.

Net sales of the Electronic Technologies Group increased 45% to a record $94.4 million in the fourth quarter of fiscal 2012, up from $65.3 million in the fourth quarter of fiscal 2011.  The net sales increase is principally attributed to additional net sales of $21.6 million contributed from acquisitions and organic growth of approximately 11%.  The organic growth in the fourth quarter of fiscal 2012 mostly reflects an increase in demand and market penetration for certain of our space, defense, aerospace and electronic products.  Net sales of the Electronic Technologies Group increased 46% to a record $331.6 million for the fiscal year ended October 31, 2012, up from $227.8 million for the fiscal year ended October 31, 2011.  The net sales increase for the fiscal year ended October 31, 2012 is largely attributed to additional net sales of $87.4 million contributed from acquisitions and organic growth of approximately 7%.  The organic growth for the fiscal year ended October 31, 2012 was derived mainly from increased demand and market penetration for certain of our defense, space, electronic, aerospace and medical products.  Our organic growth in the Electronic Technologies Group over the past two fiscal years has now averaged approximately 8%.

Operating income of the Electronic Technologies Group increased 67% to a record $25.0 million in the fourth quarter of fiscal 2012, up from $14.9 million in the fourth quarter of fiscal 2011 and increased 30% to a record $77.4 million for the fiscal year ended October 31, 2012, up from $59.5 million for the fiscal year ended October 31, 2011.  The increase in operating income for the fourth quarter and fiscal year ended October 31, 2012 is principally attributed to increased sales volumes.

The Electronic Technologies Group's operating margin improved to 26.5% for the fourth quarter of fiscal 2012, up from 22.8% for the fourth quarter of fiscal 2011.  The improved operating margin is primarily attributed to the previously mentioned increased sales volumes of higher margin products.  The Electronic Technologies Group's operating margin was 23.4% for the fiscal year ended October 31, 2012 compared to 26.1% for the fiscal year ended October 31, 2011.  The decrease in operating margin principally reflects the dilutive impact of approximately 4% from lower operating margins realized by the 3D Plus and Switchcraft acquisitions.  The lower operating margins of these businesses are principally attributed to amortization expense associated with intangible assets and inventory purchase accounting adjustments aggregating approximately $10 million during fiscal 2012.

With respect to fiscal 2013, we also currently estimate growth in full year net sales consistent with the aforementioned consolidated and Flight Support Group estimates, and full year Electronic Technologies Group operating margins that approximate those in fiscal 2012."

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

There are currently approximately 31.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 21.4 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, December 19, 2012 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 74993322.  A digital replay will be available two hours after the completion of the conference call for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 74993322.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to:  lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended October 31,
	2012		2011
Net sales	$242,409		$208,919
Cost of sales	152,671		134,600
Selling, general and administrative expenses	44,132		36,879
Operating income	45,606		37,440
Interest expense	(616)		(43)
Other income (expense)	123		(85)
Income before income taxes and noncontrolling interests	45,113		37,312
Income tax expense	15,800		12,900
Net income from consolidated operations	29,313		24,412
Less: Net income attributable to noncontrolling interests	5,522		5,898
Net income attributable to HEICO	$23,791		$18,514	(b)

Net income per share attributable to HEICO shareholders: (d)
Basic	$.45		$.35	(b)
Diluted	$.45		$.35	(b)

Weighted average number of common shares outstanding: (d)
Basic	52,801		52,265
Diluted	53,327		53,209

	Three Months Ended October 31,
	2012		2011
Operating segment information:
Net sales:
Flight Support Group	$149,671		$144,370
Electronic Technologies Group	94,373		65,294
Intersegment sales	(1,635)		(745)
	$242,409		$208,919

Operating income:
Flight Support Group	$25,420		$26,616
Electronic Technologies Group	24,966		14,909
Other, primarily corporate	(4,780)		(4,085)
	$45,606		$37,440

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Fiscal Year Ended October 31,
	2012		2011
Net sales	$897,347		$764,891
Cost of sales	569,911		490,450
Selling, general and administrative expenses	164,142		136,010
Operating income	163,294		138,431
Interest expense	(2,432)		(142)
Other income	313		64
Income before income taxes and noncontrolling interests	161,175		138,353
Income tax expense	54,500		42,900
Net income from consolidated operations	106,675		95,453
Less: Net income attributable to noncontrolling interests	21,528		22,633
Net income attributable to HEICO	$85,147	(a)	$72,820	(b)(c)

Net income per share attributable to HEICO shareholders: (d)
Basic	$1.62	(a)	$1.40	(b)(c)
Diluted	$1.60	(a)	$1.37	(b)(c)

Weighted average number of common shares outstanding: (d)
Basic	52,689		52,040
Diluted	53,299		53,127

	Fiscal Year Ended October 31,
	2012		2011
Operating segment information:
Net sales:
Flight Support Group	$570,325		$539,563
Electronic Technologies Group	331,598		227,771
Intersegment sales	(4,576)		(2,443)
	$897,347		$764,891

Operating income:
Flight Support Group	$103,943		$95,001
Electronic Technologies Group	77,438		59,465
Other, primarily corporate	(18,087)		(16,035)
	$163,294		$138,431

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)
____________________
(a)	During the third quarter of fiscal 2012, the Company filed its fiscal 2011 U.S. federal and state tax returns. As a result, the Company recognized an aggregate benefit, which increased net income attributable to HEICO for the fiscal 2012 year by approximately $.9 million, or $.02 per basic and diluted share, net of expenses, principally from higher research and development tax credits.

(b)	During the fourth quarter of fiscal 2011, the Company recorded impairment losses related to the write-down of certain intangible assets to their estimated fair values that were partially offset by a reduction in the value of contingent consideration related to a prior year acquisition, which decreased net income attributable to HEICO for the fourth quarter and fiscal 2011 year by approximately $2.4 million, or $.05 per basic and diluted share, in aggregate.

(c)	During fiscal 2011, the Company recognized a tax benefit principally from state income apportionment updates and higher research and development tax credits upon the filing of its fiscal 2010 U.S. federal and state tax returns and amendments of certain prior year state tax returns and also benefited from an income tax credit, net of expenses, for ten months' of fiscal 2010 qualified research and development activities recognized in fiscal 2011 upon the retroactive extension in December 2010 of Section 41, "Credit for Increasing Research Activities," of the Internal Revenue Code, which increased net income attributable to HEICO for the fiscal 2011 year by approximately $2.8 million, or $.05 per basic and diluted share, in aggregate.

(d)	All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2012.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	As of October 31,
	2012	2011
Cash and cash equivalents	$21,451	$17,500
Accounts receivable, net	122,214	106,414
Inventories, net	189,704	164,967
Prepaid expenses and other current assets	34,542	27,757
Total current assets	367,911	316,638
Property, plant and equipment, net	80,518	67,074
Goodwill	542,114	443,402
Intangible assets, net	154,324	78,157
Other assets	47,979	35,798
Total assets	$1,192,846	$941,069

Current maturities of long-term debt	$626	$335
Other current liabilities	130,888	123,055
Total current liabilities	131,514	123,390
Long-term debt, net of current maturities	131,194	39,823
Deferred income taxes	90,436	58,899
Other long-term liabilities	52,777	33,373
Total liabilities	405,921	255,485
Redeemable noncontrolling interests	67,166	65,430
Shareholders' equity	719,759	620,154
Total liabilities and equity	$1,192,846	$941,069

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal Year Ended October 31,
	2012	2011
Operating Activities:
Net income from consolidated operations	$106,675	$95,453
Depreciation and amortization	30,656	18,543
Impairment of intangible assets	—	4,987
Change in value of contingent consideration	119	(1,150)
Issuance of common stock for HEICO Savings and Investment Plan	982	—
Deferred income tax (benefit) provision	(2,834)	29
Tax benefit from stock option exercises	13,164	7,703
Excess tax benefit from stock option exercises	(12,110)	(6,346)
Stock option compensation expense	3,948	2,647
Increase in accounts receivable	(5,782)	(5,327)
Increase in inventories	(7,484)	(9,405)
Increase in current liabilities	11,210	19,198
Other	41	(814)
Net cash provided by operating activities	138,585	125,518

Investing Activities:
Acquisitions, net of cash acquired	(197,285)	(94,655)
Capital expenditures	(15,262)	(9,446)
Other	(161)	201
Net cash used in investing activities	(212,708)	(103,900)

Financing Activities:
Borrowings on revolving credit facility, net	91,000	22,000
Excess tax benefit from stock option exercises	12,110	6,346
Distributions to noncontrolling interests	(9,090)	(14,893)
Redemptions of common stock related to stock option exercises	(307)	(14,298)
Acquisitions of noncontrolling interests	(7,616)	(7,241)
Cash dividends paid	(5,689)	(4,494)
Revolving credit facility issuance costs	(3,028)	—
Proceeds from stock option exercises	833	2,167
Other	214	(256)
Net cash provided by (used in) financing activities	78,427	(10,669)

Effect of exchange rate changes on cash	(353)	8

Net increase in cash and cash equivalents	3,951	10,957
Cash and cash equivalents at beginning of year	17,500	6,543
Cash and cash equivalents at end of year	$21,451	$17,500
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau (954) 987-4000 ext. 7570